EXHIBIT 99.1

Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

June 10, 2002

Dear Investors and Analysts:

One of our summer highlights is that our Newark Global Gateway project is nearing completion. We have increased the number of available lanes for cars and taxis serving arriving customers at Terminal C from three to five. This summer, upon the completion of a new roadway connecting Terminals B and C, the Port Authority will open three additional lanes for bus traffic bringing the total number of lanes serving arriving customers at Terminal C to eight.

Since our update at the end of April, other newsworthy items include: taking delivery of our last new Boeing aircraft scheduled for delivery through late 2003; extending our cooperative marketing agreement with KLM until May 30, 2003; launching non-stop Houston - Amsterdam service; launching non-stop Houston - Montreal service; and, not surprisingly, our Frequent Flyer program recognized as having the Best Elite Level Program at Inside Flyer's 14th Annual Freddie Awards Competition.

Updated guidance for several operating and financial statistics for second quarter, third quarter and full year 2002 can be found on Attachment A.

Additional information regarding Continental (recent press releases and investor presentations) can always be found on our website at continental.com/corporate. If you should have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff

This letter contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. In connection therewith, please see the risk factors set forth in our 2001 10-K and our other SEC filings, which identify important matters such as terrorist attacks and the resulting regulatory developments and costs, our recent operating losses and special charges, our high leverage and significant financing needs, our historical operating results, the significant cost of aircraft fuel, labor costs, certain tax matters, the Japanese economy and currency risk, competition and industry conditions, regulatory matters and the seasonal nature of the airline business, that could cause actual results to differ materially from those in the forward-looking statements.